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                                                                   OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)


                                (AMENDMENT NO. )*


                            ODYSSEY HEALTHCARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67611V101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)
         / / Rule 13d-1(c)
         /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 2 OF 13 PAGES
----------------------                           -------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Capital Partners III Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                868,824

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                868,824

------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        868,824
------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

                               Page 2 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 3 OF 13 PAGES
----------------------                           -------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Management Partners III Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                868,824

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                868,824

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        868,824
------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
------- ------------------------------------------------------------------------

                               Page 3 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 4 OF 13 PAGES
----------------------                           -------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert F. Higgins
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                905,024

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                905,024

------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        905,024
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

                               Page 4 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 5 OF 13 PAGES
----------------------                           -------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul A. Maeder
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                905,024

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                905,024
------------------------- ----- ------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        905,024
------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

                               Page 5 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 6 OF 13 PAGES
----------------------                           -------------------------------


------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Wycliffe K. Grousbeck

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                905,024

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                905,024

------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        905,024
------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

                               Page 6 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 7 OF 13 PAGES
----------------------                           -------------------------------

------- ------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Daniel J. Nova

------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) / /
                                                                     (b) / /
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                905,024

                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0

                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                905,024
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        905,024
------- ------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- ------------------------------------------------------------------------

                               Page 7 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 8 OF 13 PAGES
----------------------                           -------------------------------

Item 1(a).  NAME OF ISSUER: Odyssey Healthcare, Inc. (the "Company")

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 717 N. Harwood, Suite 1500, Dallas, TX 75201



ITEM 2(a)                                       ITEM 2(b)                                       ITEM 2(c)
---------                                       ---------                                       ---------

                                                                                          CITIZENSHIP OR PLACE
NAME OF PERSON FILING                           ADDRESS                                      OF ORGANIZATION
---------------------                           -------                                      ---------------
Highland Capital Partners III Limited           92 Hayden Avenue                                Delaware
    Partnership ("Highland Capital"), a         Lexington, MA 02421
    Delaware limited partnership

Highland Management Partners III Limited        92 Hayden Avenue                                Delaware
    Partnership ("Highland Management"), a      Lexington, MA 02421
    Delaware limited partnership and the sole
    general partner of Highland Capital

Robert F. Higgins ("Higgins")                   Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Paul A. Maeder ("Maeder")                       Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Daniel J. Nova ("Nova")                         Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Wycliffe K. Grousbeck ("Grousbeck")             Highland Capital Partners, Inc.               United States
                                                92 Hayden Avenue
                                                Lexington, MA 02421

Item 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value.

Item 2(e).  CUSIP NUMBER: 67611V101

                               Page 8 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                    PAGE 9 OF 13 PAGES
----------------------                           -------------------------------


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

Item 4.     OWNERSHIP.

       (a)  Amount Beneficially Owned:

            Highland Capital is the record owner of and beneficially owns 868,824 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. Higgins, Maeder, Nova and Grousbeck (the "Managers") have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. In addition, Highland Entrepreneurs' Fund III Limited Partnership ("HEF III") is the record owner of and beneficially owns 36,200 shares (the "HEF III Shares") of Common Stock. HEF III has the power to vote or direct the disposition of all of the HEF III Shares. Such power is exercised through HEF III, L.L.C. ("HEF III LLC") as the sole general partner of HEF III. HEF III LLC, as the general partner of HEF III, may be deemed to own the HEF III Shares beneficially. The Managers have the power over all investment decisions of HEF III LLC and therefore may be deemed to share beneficial ownership of the HEF III Shares by virtue of their status as controlling persons of HEF III LLC. Highland Management disclaims beneficial ownership of the Shares, except to the extent of its pecuniary interest therein, if any, and each of the Managers disclaims beneficial ownership of the Shares and the HEF Shares, except to the extent of his pecuniary interest therein, if any.

       (b)  Percent of Class:

            Each of Highland Capital and Highland Management may be deemed to own beneficially 6.1% of the outstanding Common Stock. Each of the Managers may be deemed to own beneficially 6.3% of the outstanding Common Stock. The foregoing percentage is based on the 14,253,182 shares of Common Stock reported to be outstanding as of November 26, 2001 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

       (c)  Number of shares as to which such person has:

            (i) Each of Highland Capital and Highland Management has sole power to vote or direct the vote of -0- shares.

            (ii) Highland Capital, Highland Management and each of the Managers have shared power to vote or to direct the vote of 868,824 shares. In addition, each of the Managers have shared power to vote or to direct the vote of an additional 36,200 shares, for an aggregate number of 905,024 shares.

                               Page 9 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                   PAGE 10 OF 13 PAGES
----------------------                           -------------------------------


            (iii) Each of Highland Capital and Highland Management has sole power to dispose or to direct the disposition of -0-shares.

            (iv) Highland Capital, Highland Management and each of the Managers have shared power to dispose or to direct the disposition of 868,824 shares. In addition, each of the Managers have shared power to dispose or to direct the disposition of an additional 36,200 shares, for an aggregate number of 905,024 shares.

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Highland Capital, Highland Management, and each of the Managers expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

Item 10.    CERTIFICATION.

            Not applicable.


                              Page 10 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                   PAGE 11 OF 13 PAGES
----------------------                           -------------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002

HIGHLAND CAPITAL PARTNERS III
 LIMITED PARTNERSHIP

By:   Highland Management
       Partners III Limited Partnership, Its General Partner


      By:  /S/ ROBERT F. HIGGINS
           ------------------------
           General Partner


HIGHLAND MANAGEMENT PARTNERS III
 LIMITED PARTNERSHIP


By: /S/ ROBERT F. HIGGINS
   -------------------------------
      Managing Member


/S/ ROBERT F. HIGGINS
--------------------------
Robert F. Higgins


/S/ PAUL A. MAEDER
--------------------------
Paul A. Maeder


/S/ WYCLIFFE K. GROUSBECK
---------------------------
Wycliffe K. Grousbeck


/S/ DANIEL J. NOVA
---------------------------
Daniel J. Nova

                              Page 11 of 13 pages

----------------------                           -------------------------------
CUSIP NO.  67611V101            13G                   PAGE 12 OF 13 PAGES
----------------------                           -------------------------------


                                  Exhibit Index




        EXHIBIT NO.                DESCRIPTION                        PAGE NO.
        ----------                 -----------                        --------
            1                Agreement of Joint Filing                   13



                              Page 12 of 13 pages